Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-47530, 33-58300, 333-4530, 333-38981, 333-86935, 333-76076, 333-87898, and 333-127216 on Form S-8 and Nos. 333-127215 and 333-142722 on Form S-3 of our report, dated February 4, 2008, relating to the consolidated financial statements and the financial statement schedules of Unitrin, Inc. and subsidiaries (the “Company”) listed in Item 15, and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph as to the changes in the Company’s method of accounting for uncertainty in income taxes in 2007 and defined benefit pension and other postretirement plans in 2006), appearing in this Annual Report on Form 10-K of Unitrin, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 4, 2008